AMENDMENT NO.1

TO

ADMINISTRATION, BOOKKEEPING AND PRICING SERVICES AGREEMENT

This Amendment No. 1 to Administration, Bookkeeping and Pricing Services Agreement (this “Amendment”) is entered into as of Nov 1st, 2011, by and between Boulder Growth & Income Fund, Inc., a Maryland corporation (the “Fund”) and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

RECITALS

WHEREAS, the Fund and ALPS are parties to that certain Administration, Bookkeeping and Pricing Services Agreement, dated as of July 11,2008 (the “Agreement”), whereby ALPS provides certain administrative, bookkeeping and pricing services to the Fund; and

WHEREAS, the Fund and ALPS desire to amend the Agreement in accordance with Section 19 thereof in order to provide for broader termination rights for each party thereto.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1. Definitions. Except as otherwise defined herein, capitalized terms shall have the meanings given to such terms in the Agreement.

2. Amendment to Agreement. The Agreement is hereby amended, effective as of the date hereof, as follows:

2.1. Section 15 of the Agreement shall be amended by deleting subparagraph (b) in its entirety and inserting the following new subparagraph (b) in lieu thereof:

“Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods until terminated by either party upon not less than sixty (60) days’ advance written notice or for cause pursuant to Section 15(c) hereof.”

3. Continuing Effect. Except as specifically provided herein, the Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

4. No Waiver. This Amendment is limited in effect, shall apply only as expressly set forth herein and shall not constitute or be deemed to be an amendment or waiver of any other provision of the Agreement.

5. Governing Law. This Amendment shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

6. Counterparts. This Amendment may be eXecuted in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

BOULDER GROWTH & INCOME FUND, INC.

By:	/s/ Stephen C. Miller
Name:	Stephen C. Miller
Title:	President

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

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